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                                                                   EXHIBIT 99-20

                  SEVENTH AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                           THE DETROIT EDISON COMPANY

      THIS SEVENTH AMENDMENT, dated as of the fifteenth day of December 1999, by and between Fidelity Management Trust Company (the "Trustee") and The Detroit Edison Company (the "Sponsor");

                                   WITNESSETH:

      WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated June 30, 1994, and amended February 5, 1995, June 30, 1994 and August 1, 1996, with regard to The Detroit Edison Savings & Investment Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, and The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America (collectively and individually, the "Plan"); and

      WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;

      NOW THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1) Amending Section 5(h) Trustee Powers, by inserting a new subsection (ix) as follows:

                  (ix) To borrow funds from a bank not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion; provided that the cost of such borrowing shall be reasonable and shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity.

(2) Adding a new Section 15, Electronic Services, as follows, and renumbering all subsequent subsections accordingly:

      Section 15. Electronic Services.

      (a) The Trustee may provide communications and services via electronic medium ("Electronic Services"), including, but not limited to. Fidelity Plan Sponsor WebStation, Client Intranet, Client e-mail, interactive software products or any other information provided in an electronic format. The Sponsor, its agents and employees agree to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the data, information, software or services without the Trustee's written consent.

      (b) The Sponsor shall be responsible for installing and maintaining all Electronic Services on its computer network and/or Intranet upon receipt in a manner so that the information provided via the Electronic Service will appear in the same form and content as it appears on the form of delivery, and for any programming required to accomplish the installation. Materials provided for Plan Sponsor's intranet web sites shall be installed by the Sponsor and


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      shall be clearly identified as originating from the Trustee. The Sponsor shall promptly remove Electronic Services from its computer network and/or Intranet, or replace the Electronic Service with an updated service provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

      (c) All Electronic Services shall be provided to the Sponsor without any express or implied legal warranties or acceptance of legal liability by the Trustee relative to the use of material or Electronic Services by the Sponsor. No rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Services and related material.

      (d) To the extent that any Electronic Services utilize Internet services to transport data or communications, the Trustee will take, and Plan Sponsor agrees to follow, reasonable security precautions; however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the electronic material after delivering it to the Plan Sponsor.

(3)   Amending Schedule "B" as follows:

      EFFECTIVE JANUARY 1, 2000, restating the "Annual Participant Fee" section, in its entirety, as follows:

      -     Annual Participant Fee: $0 per Participant.

      EFFECTIVE JANUARY 1, 2000, deleting the "Trustee Fees" section in its entirety.

      By restating the "Other Fees" bullet point, in its entirety, as follows:

      Other Fees: separate charges for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to the Trustee,

      EFFECTIVE JANUARY 1, 2000, restating the "Note" section, in its entirety, as follows:

      Note: These fees have been negotiated and accepted based on the following Plan characteristics: current plan assets of S1028.0 million, current participation of 972 participants, current stock assets of S184 million, total Fidelity actively managed Mutual Fund assets of $ 677 0 million, total Fidelity non-actively managed Mutual Fund assets of $ 1180 million, total Non-Fidelity Mutual Fund assets of $ 49 million, and projected net cash flows of $18 million per year. Fees will be subject to revision if these Plan characteristics change significantly by either falling below or exceeding current or projected levels.

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      IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Seventh
Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

THE DETROIT EDISON COMPANY                   FIDELITY MANAGEMENT TRUST
                                             COMPANY

By: /s/ Anthony F. Earley   12-28-09         By: /s/ Carolyn Redden   01-28-2000
    ---------------------   --------             ------------------   ----------
    Anthony F. Earley JR.    Date                Carolyn Redden          Date
                                                 Vice President

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